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                                                                   EXHIBIT 99

Walter R. Young letterhead


                                                                   July 8, 1999

Dear Fellow Shareholders:

         As we start the second half of the year, we know that you are as concerned as we are regarding the performance of Champion Enterprises stock compared with the overall market. Housing stocks in general have under performed the markets in 1999, and we are no exception. Given the continuation of outstanding earnings growth and the successful implementation of our retail strategy, we challenge ourselves as to what we can do to enhance our stock value in a market dominated by Internet and the Dow Jones Nifty 50 stocks.

         We continue to repurchase our stock pursuant to the 3.0 million share authorization approved early in the year. We have acquired over 480,000 shares and will continue to buy our stock opportunistically during the year.

         Several brokerage firms, including Donaldson Lufkin Jenrette, Credit Suisse First Boston, CIBC Oppenheimer, Jefferies & Co., Southwest Securities and C.L. King, continue to recommend that investors purchase Champion stock. We encourage other firms to pick up coverage, and often meet with potential institutional and individual shareholders around the country.

         Some of our competitors have reported problems with meeting earnings estimates. Champion recently announced that we were comfortable with consensus earnings estimates of $0.59 per share for the second quarter, which would be a 13 percent increase compared to last year.

         The current market environment does pose some challenges, which we view as opportunities. One of our competitors, a major public company, recently announced that its business was up for sale. Changes such as these can cause some uncertainty in the market. In addition, in certain regions we see too many retail locations, suggesting an over supply of retail inventory of homes in that region. Champion is now the clear leader in the industry, with over 20 percent of the wholesale market, and the third largest housing retailer based on number of company stores. We plan to use our leadership position to grow our business and capitalize on what we see as market opportunities.

         During the second quarter, Champion created a new program to introduce retailers and home buyers to regional community developers. Our newly-created subsidiary, Champion-Phoenix Development Corp., is the starting point for the development and management of new communities around the country to feature our homes. We are soliciting investors as partners in community developments to encourage the use of manufactured homes.


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         We have also started a new company called HomePride Finance
Corporation. This new subsidiary will consolidate consumer loans for company-owned stores by region and place them with third party finance companies. We can now offer extremely attractive lending programs to retail customers and improve our profits through higher lending income participation. HomePride will also help us to reduce the expense of carrying retail inventories and increase income related to insurance packages.

         In shareholder services, we are pleased to announce that American Stock Transfer and Trust Company will now handle Champion's investor services as registrar and transfer agent. If you have any questions regarding lost certificates, change of address, and other shareholder matters, please contact:

                           American Stock Transfer & Trust Company
                           40 Wall Street, 46th Floor
                           New York, New York 10005
                           (800) 937-5449 or (212) 936-5100
                           (718) 236-2641 (fax)

         Let me remind you that Champion's second quarter earnings will be announced on Wednesday, July 21, 1999, and will be available on our web site, www.champent.com. We have recently updated the investor section of our site, and have started a web page called "Frequently Asked Questions" where we answer shareholder questions. We are also in the process of enhancing our site with photos and floor plans of our homes. We view the Internet as a potential marketing tool and outreach vehicle to new home buyers, and have been pleasantly surprised at how many inquiries have come to us already via our web site. Look for improvements to our site throughout the summer.

         We plan to keep you apprised of new initiatives and programs we are undertaking to expand our earnings growth and position in the market. All of us are focused on enhancing share value. Champion's overall goal continues to be to increase earnings per share 15 percent on a compound annual basis. By expanding sales to new home buyers through innovative marketing programs, community developments, new retail locations, and controlling and reducing costs, we hope to exceed that goal in the years to come.

                                            Yours truly,

                                            /s/ Walter R. Young

                                            Walter R. Young
                                            Chairman, President and CEO


This letter contains certain statements, including discussions of the company's retail strategy, goals for sales and earnings growth, and expanding and improving operations, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in Item 1 Business of the company's 1998 Form 10-K, and this discussion regarding risk factors is incorporated herein by reference.